Exhibit (c)(iii)

December 14, 2009

Board of Directors

BancoSantander, S.A.

Ciudad Grupo Santander

Avda. De Cantabria

Madrid 28660

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view to the unaffiliated holders of the outstanding shares of common stock (the “Common Stock”) of Santander BanCorp (the “Company”) of the Tender Consideration (as defined below) proposed to be received by such holders in the Merger and the Tender Offer (as defined below) to be made by Administracion de Bancos Latinoamericanos, Santander, S.L. (the “Purchaser”), an indirect wholly-owned subsidiary of BancoSantander, S.A. (“Santander”). The tender offer is for all of the Common Stock not held by Santander or its subsidiaries (the “Tender Offer”), pursuant to which the Purchaser will pay, in cash, $12.25 per share of Common Stock, without interest, (the “Tender Consideration”). Following the Tender Offer, the Purchaser will execute a short-form merger (the “Merger”) which will retire the remaining shares of Common Stock held by unaffiliated holders for cash consideration at the same price as the Tender Consideration.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (ii) internal financial projections for the Company for the years ending December 31, 2009 through December 31, 2010 as provided by senior management of the Company and certain other internal financial projections of the Company for the years ended December 31, 2011 and 2012 as provided by Santander; (iii) the publicly reported historical price and trading activity for the Company’s common stock, including a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies the securities of which are publicly traded; (iv) to the extent publicly available, the financial terms of recent “buy-in” transactions in general and “buy-in” transactions where a control premium was not paid; (v) the current market environment generally and the commercial banking environment in particular; and (vi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of Company.

Page 2 of 3 December 14, 2009 Board of Directors Grupo Santander

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

With respect to the internal financial projections provided to Sandler O’Neill and used by Sandler O’Neill in its analyses, the Company’s management confirmed to us that they reflected the reasonable estimates and judgment of management with respect thereto and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses. With your consent, we have relied upon the advice Santander has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Tender Offer and the Merger.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Company’s Common Stock may trade at any time.

We have acted as Santander’s financial advisor in connection with the Tender Offer and the Merger and will receive a fee for our services. We will also receive a fee for rendering this opinion. Santander has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services to the Company and we have received compensation for such services.

Page 3 of 3 December 14, 2009 Board of Directors Grupo Santander

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and its affiliates. We may also actively trade the equity or debt securities of the Company or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Santander in connection with its consideration of the Tender Offer and the Merger and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender their shares in the Tender Offer. Our opinion is directed only to the fairness, from a financial point of view, of the Tender Consideration to unaffiliated holders of the Common Stock of the Company and does not address the underlying business decision of Santander to engage in the Tender Offer and Merger, the relative merits of the Tender Offer and the Merger as compared to any other alternative business strategies that might exist for Santander or the effect of any other transaction in which Santander might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, except that this opinion may be reproduced in full in and reference to the opinion and to Sandler O’Neill and its relationship to the Company and Santander may be included in any tender offer materials or other materials relating to the Tender Offer that Santander files with the U.S. Securities and Exchange Commission.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Tender Consideration is fair to the unaffiliated holders of the Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.